Filed Pursuant to Rule 424(b)(7)
Registration No. 333-260157

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED OCTOBER 8, 2021)

1,017,168 SHARES OF CLASS A COMMON STOCK OFFERED BY THE SELLING STOCKHOLDERS

This prospectus supplement registers an additional 1,017,168 shares of the Company’s Class A common stock for offer and sale, from time to time, in one or more offerings, by the selling stockholders named in the prospectus dated October 8, 2021 (the “prospectus”), included in American Well Corporation’s Registration Statement on Form S-3, if and to the extent as they may determine in methods described in the “Plan of Distribution” section of the prospectus. This prospectus supplement should be read in conjunction with the prospectus and is not complete without, and may not be used or delivered except in connection with, the prospectus.

On March 31, 2022, the Company, Conversa Health Inc. and Fortis Advisors LLC entered into Amendment No. 1 to the Agreement and Plan of Merger, dated July 27, 2021, by and among the Company, Conversa Health Inc., and Fortis Advisors LLC (the “Original Acquisition Agreement”) to provide for, among other things, the issuance to former shareholders of Conversa Health, Inc. an aggregate of 1,020,964 shares of the Company’s Class A common stock in lieu of the Company’s obligation to make the Revenue Earn-Out Payment as set forth in the Original Acquisition Agreement. The Company is filing this prospectus supplement to register for resale an aggregate of 1,017,168 additional shares of Class A common stock by the selling stockholders.

Applicable percentage ownership after this offering gives effect to the sale of all shares of Class A common stock registered by the prospectus and this prospectus supplement.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Offered	After the Offering
		Class A		Class B		Class C		% of Voting Power(1)
		Shares	%	Shares	%	Shares	%
Advisors Fund LLC (2)	6,396	—	—	—	—	—	—	—
Alfonso Chang	2,888	—	—	—	—	—	—	—
Allscripts Healthcare, LLC (3)	42,455	—	—	—	—	—	—	—
AngelList-Clth-Fund, a series of AngelList Funds, LLC (4)	1,809	—	—	—	—	—	—	—
Anna-Lisa Silvestre	2,563	—	—	—	—	—	—	—
Ardara Capital, L.P. (5)	4,797	—	—	—	—	—	—	—
AVG - NSV Conversa 2020 Trust	8,634	—	—	—	—	—	—	—
Becky L. James	8,993	—	—	—	—	—	—	—
Blue Chip Growth LLC (6)	2,878	—	—	—	—	—	—	—
Brooks Mohrman	1,995	—	—	—	—	—	—	—
Builders VC Entrepreneurs Fund I, L.P. (7)	7,818	—	—	—	—	—	—	—
Builders VC Fund I (Canada), L.P. (8)	17,949	—	—	—	—	—	—	—
Builders VC Fund I, L.P. (9)	108,552	—	—	—	—	—	—	—
Cameron J. Ough	10,058	—	—	—	—	—	—	—
Charles M. Kilo	1,360	—	—	—	—	—	—	—
Christopher S. Edwards	9,566	—	—	—	—	—	—	—
Daniel P. Dean	2,761	—	—	—	—	—	—	—
Daniel Z. Sands	2,366	—	—	—	—	—	—	—
Dean Dorman	483	—	—	—	—	—	—	—
Dennis D. Doane & Susan Doane Revocable Trust U/A/D 02/11/2013	1,511	—	—	—	—	—	—	—
Dinesh Patel	604	—	—	—	—	—	—	—
Edward B. Breck	2,418	—	—	—	—	—	—	—
Edward M. Brown	4,797	—	—	—	—	—	—	—
Edward Neugeboren	959	—	—	—	—	—	—	—
Epic Ventures V, LP (10)	27,776	—	—	—	—	—	—	—
Fenwick & West LLP (11)	544	—	—	—	—	—	—	—
Gore Range Capital Fund I LLC (12)	6,046	—	—	—	—	—	—	—
Gore Range Capital Venture 3 LLC (13)	3,990	—	—	—	—	—	—	—
James C. Tucher	6,886	—	—	—	—	—	—	—
James Ellsworth	18,127	—	—	—	—	—	—	—
James J. Larkin	302	—	—	—	—	—	—	—
James Panttaja	627	—	—	—	—	—	—	—
James R. Meyer	769	—	—	—	—	—	—	—
Jeffrey L. Zilberfarb	236	—	—	—	—	—	—	—
J-Ventures Fund A, LP (14)	5,036	—	—	—	—	—	—	—
J-Ventures Fund Q, LP (15)	2,158	—	—	—	—	—	—	—
Kerry O’Leary	473	—	—	—	—	—	—	—
Lyle Mitzner	236	—	—	—	—	—	—	—
MAL Investment Company (16)	15,116	—	—	—	—	—	—	—
Maple Leaf Discovery I, L.P. (17)	1,517	—	—	—	—	—	—	—
Maple Leaf Offshore, Ltd. (18)	153	—	—	—	—	—	—	—
Maple Leaf Partners I, L.P. (19)	544	—	—	—	—	—	—	—
Maple Leaf Partners, L.P. (20)	2,581	—	—	—	—	—	—	—
Mercury Healthcare, Inc. (F/K/A Healthgrades Operating Company, Inc.) (21)	9,354	—	—	—	—	—	—	—
Michael Fedida	3,023	—	—	—	—	—	—	—
Michael Fishman	1,451	—	—	—	—	—	—	—
Miracle Growth LLC (22)	2,878	—	—	—	—	—	—	—
Murray Brozinsky	61,892	—	—	—	—	—	—	—
P5 Health Co-invest II, LP (23)	39,816	—	—	—	—	—	—	—
P5 Health Ventures Fund, LP (24)	22,066	—	—	—	—	—	—	—
Penn Footwear Co (25)	1,918	—	—	—	—	—	—	—
Philip Goward	1,313	—	—	—	—	—	—	—
Philip Marshall	87,658	—	—	—	—	—	—	—
Pramod Rustagi	906	—	—	—	—	—	—	—
Quadview Healthcare Advisors LLC (26)	369	—	—	—	—	—	—	—
Regents of the University of Michigan, through its Social Venture Fund (27)	1,209	—	—	—	—	—	—	—
Relativity Healthcare Fund, LLC (28)	20,844	—	—	—	—	—	—	—
Resnekov-Tennenhouse Revocable Trust	575	—	—	—	—	—	—	—
Richard A. Goozh	2,014	—	—	—	—	—	—	—
Richard B. Stone	2,878	—	—	—	—	—	—	—
Richard M. Barton Irrevocable GST Trust of 2011 U/A/D 10/11/2011	7,675	—	—	—	—	—	—	—
River Rock Holdings, LLC (29)	2,878	—	—	—	—	—	—	—
Robert H. Neugenboren	460	—	—	—	—	—	—	—

Saturn Unicorn LLC (30)	37,561	—	—	—	—	—	—	—
SnowPeak Investments LLC (31)	8,122	—	—	—	—	—	—	—
Spindle Limited Partnership (32)	41,207	—	—	—	—	—	—	—
StartUp Health Innovation Fund, LP (33)	10,714	—	—	—	—	—	—	—
StartUp Health Transformer Fund II LP (34)	4,797	—	—	—	—	—	—	—
Swanhill Capital LLC (35)	2,773	—	—	—	—	—	—	—
The Michael Larson Company PC (36)	846	—	—	—	—	—	—	—
The Varon Family Trust U/A/D 10/31/1996	2,218	—	—	—	—	—	—	—
Thomas E. Katis	11,488	—	—	—	—	—	—	—
Todd Grant	7,632	—	—	—	—	—	—	—
True North Health Services Company, LLC (37)	122,968	—	—	—	—	—	—	—
TTCP Executive Fund - Conversa, LLC (38)	31,806	—	—	—	—	—	—	—
Tyson P. Rising	868	—	—	—	—	—	—	—
UH Health Ventures, LLC (39)	9,594	—	—	—	—	—	—	—
West Shell III	77,894	—	—	—	—	—	—	—
Zion SBIC, LLC (40)	27,776	—	—	—	—	—	—	—

*	Denotes less than 1% of beneficial ownership.

(1)	Percentage of total voting power represents voting power with respect to all shares of Class A common stock, Class B common stock and Class C common stock, as a single class. The holders of Class B common stock will at all times be entitled to 51% of our voting power, and holders of Class A common stock and Class C common stock are entitled to one vote per share (except that holders of Class C common stock do not vote on director elections). For more information about the voting rights of our common stock, see “Description of Capital Stock—Common Stock” in the prospectus.

(2)	The business address of the selling stockholder is 3650 Paradise Dr., Tiburon, CA 94920.

(3)	The business address of the selling stockholder is 222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654.

(4)	The business address of the selling stockholder is PO Box 3217, Seattle, WA 98114.

(5)	The business address of the selling stockholder is 246 Brookside Rd., Darien, CT 06820.

(6)	Martin Sands is Manager of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Martin Sands is 15 Valley Dr., Greenwich, CT 06831.

(7)	Builders VC GP I, LLC is General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Builders VC GP I, LLC is 201 Mission St., Suite 2350, San Francisco, CA 94105.

(8)	Builders VC GP I, LLC is General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Builders VC GP I, LLC is 201 Mission St., Suite 2350, San Francisco, CA 94105.

(9)	Builders VC GP I, LLC is General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Builders VC GP I, LLC is 201 Mission St., Suite 2350, San Francisco, CA 94105.

(10)	The business address of the selling stockholder is 1338 Foothill Dr., #282, Salt Lake City, UT 84108.

(11)	The selling stockholder is legal counsel to the Company.

(12)	Gore Range Managing Member LLC is General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. 2121 N. Frontage Rd. W, Suite 253, Vail, CO 81657.

(13)	Gore Range Managing Member LLC is General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. 2121 N. Frontage Rd. W, Suite 253, Vail, CO 81657.

(14)	The business address of the selling stockholder is PO Box 3217, Seattle, WA 98114.

(15)	The business address of the selling stockholder is PO Box 3217, Seattle, WA 98114.

(16)	The business address of the selling stockholder is 2030 Main St., Suite 600, Irvine CA 92614.

(17)	The business address of the selling stockholder is 140 E. St. Lucia Ln., Santa Rosa Beach, FL 32459.

(18)	The business address of the selling stockholder is 140 E. St. Lucia Ln., Santa Rosa Beach, FL 32459.

(19)	The business address of the selling stockholder is 140 E. St. Lucia Ln., Santa Rosa Beach, FL 32459.

(20)	The business address of the selling stockholder is 140 E. St. Lucia Ln., Santa Rosa Beach, FL 32459.

(21)	The business address of the selling stockholder is 1801 California St., #1050, Denver CO 80202.

(22)	The business address of the selling stockholder is 1938 Grand Ave., Baldwin, NY 11510.

(23)	The business address of the selling stockholder is 5 Rustic Ln., Westport, CT 06880.

(24)	The business address of the selling stockholder is 5 Rustic Ln., Westport, CT 06880.

(25)	The business address of the selling stockholder is 100 Line St., Nanticoke, PA 18634.

(26)	The business address of the selling stockholder is 282 New Norwalk Rd., New Canaan, CT 06840.

(27)	The Regents of the University of Michigan has voting and investment control over securities held by the selling stockholder. The business address of the selling stockholder and the Regents of the University of Michigan is 701 Tappan St, Ann Arbor, MI 48109.

(28)	The business address of the selling stockholder is 2030 Main St., Suite 600, Irvine CA 92614.

(29)	The address of the selling stockholder is 500 Summit Lake Dr., Suite 400, Valhalla, NY 10595.

(30)	Jay Molloy is the Corporate Secretary of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Jay Molloy is 745 Fifth Ave., Suite 500, New York, NY 10151.

(31)	The business address of the selling stockholder is 8400 E. Prentice Ave., #605, Greenwood Village, CO 80111.

(32)	Corn Bay Associates is the Managing General Partner of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Corn Bay Associates is 29 Water St., #304A, Newburyport, MA 01950.

(33)	The business address of the selling stockholder is 2000 Broadway, 18th floor, New York, NY 10023.

(34)	The business address of the selling stockholder is 2000 Broadway, 18th floor, New York, NY 10023.

(35)	The business address of the selling stockholder is 20 River Ct., Apt. 403, Jersey City, NJ 07310.

(36)	Michael Larson is President of the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and Michael Larson is 5665 Meadows Rd., Lake Oswego, OR 97035.

(37)	The business address of the selling stockholder is 2000 Marcus Ave., New Hyde Park, NY 11042.

(38)	TTCP Executive Partners – Conversa, LLC is the General Partner of the selling stockholder. Kevin Green and Dawn Owens have voting and dispositive power over the shares held by the selling stockholder. The address of the above entities and individuals is 3600 Minnesota Dr., Suite 250, Edina, MN 55435.

(39)	University Hospitals Health System Inc. owns the selling stockholder and has voting and investment control over the securities held by the selling stockholder. The business address of the selling stockholder and University Hospitals Health System Inc. is 11000 Euclid Ave., Cleveland, OH 44106.

(40)	The business address of the selling stockholder is 1338 Foothill Dr., #282, Salt Lake City, UT 84108.

Investing in our securities involves certain risks. See the “Risk Factors” section beginning on page 2 of the prospectus and in our Securities and Exchange Commission filings that are incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2022.